Exhibit 99.1

First Quarter Report

March 31, 2013

June 20, 2013

Dear Shareholder:

Entering into our 4th decade of community banking, your Company continues to be positioned well for the ever- changing landscape that the financial services industry has become. As we have shared with you before, we are in the process of changing our name and consolidating our three subsidiary banks into a single bank. In addition to significantly reducing the current operational complexity and affiliated cost burden, we will be expanding into new, higher growth markets with a brand that will have more universal appeal and relevance. After much consideration, thought and reflection, we have determined a name that we think will carry us beyond the current markets we serve and yet, keep us rooted in our strong, solid history.

Therefore, going forward we will be known as Uwharrie Bank. Among the earth’s oldest mountain ranges, the Uwharries were created from a volcanic island arc that collided with the east coast half a billion years ago creating a coastal mountain range. After the ravages of erosion, the resistant rock that remains became the Uwharrie Mountains. Today, providing a haven for diversity in wildlife, they stand as a symbol of strength against the elements. We think this is symbolic of the way your Company has stood firm in the ever-eroding ebb and flow of the recent long-term economic condition that has impacted not only our region and state but the entire nation.

To that end, we are pleased to report that your Company’s earnings for the first quarter of 2013 were $763 thousand, up 9.0% over the same period last year and almost double our net income for all of last year. Total assets increased to $546.9 million from $518.6 million, an increase of 5.46% from the first quarter of 2012, while deposits increased 7.0% to end the quarter at $464.5 million.

The current interest rate environment continues to drive significant margin compression for the banking industry as both loans and investments continue to reprice at much lower rates. Net interest income for the three months ended March 31, 2013 was $4.0 million as compared with $4.7 million for the first quarter of 2012. Though the Company generates most of its revenue from net interest income, non-interest income is more significant as we continue to diversify our earnings base. Non-interest income increased $52 thousand to $2.4 million for the three months ended March 31, 2013. The leading factor for this increase was the growth in income from our mortgage origination activities.

We are also pleased that at the end of March, 2013, we repaid $7.7 million to the U.S. Treasury that they invested in our Company through Preferred Stock, commonly referred to as TARP. The Treasury still owns $2.8 million of the Company’s Preferred Stock. We will raise the funds to repay the remaining TARP by offering an additional $2.8 million in Non-Cumulative Preferred to our local communities at the same rates and terms of last year’s successful offering. We anticipate repaying the Treasury in full before the end of this year. You can be proud that your Company will have paid back every penny of dividends required and every penny of TARP without any cost to the taxpayers.

Though we will continue to face challenges, we have weathered a few storms. Like the great Uwharrie Mountains, from which our new name and bright future have evolved, we continue to stand strong, positioned to meet those challenges with our primary objectives to build a strong community bank, provide unparalleled services to our customers, and deliver long term value to our shareholders and communities. Thank you for your support and for making a difference.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey

Roger L. Dick	Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

Why the change?

New regulatory and compliance changes for banks are significantly increasing the cost of doing business. Consolidating the banks under one charter will provide efficiencies and savings to absorb the new cost burdens, allow us to remain competitive, and position us for further growth.

How will the name change affect my stock?

The name change will not affect your stock. You will maintain your ownership of the holding company and will keep your current stock certificates.

Where will I purchase stock in the future?

You will continue to purchase and sell stock by contacting Investor Relations at 704-982-4415.

What will happen to the Boards of Directors for the holding company and the banks?

The current bank Boards of Directors will be consolidated into a single, new Bank Board. Within a year, the holding company Board of Directors composition will change and be comprised of the same directors as the bank board. These two Boards will continue to be representative of all communities in which we have operations, now and in the future, and have accountability for the legal, regulatory and fiduciary responsibilities of our organization.

Will you still be committed to the community?

Absolutely. We still measure success by how much we contribute to the quality of life and economic well-being of our communities. Later this year, we will form a local “Community Board” in each county that will advise Management, represent individual communities’ financial interests and assist with business development efforts. We maintain our firm commitment to give back to the communities in which we serve and to continue making a difference.

www.UwharrieCapitalCorp.com/consolidation